Exhibit 11

CT COMMUNICATIONS, INC.
AND SUBSIDIARIES

Computation of Earnings Per Share
(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
		(Restated)		(Restated)
	2003	2002	2003	2002

Computation of share totals used in computing earnings per share:
Basic weighted average number of shares outstanding (a)	18,764,576	18,670,834	18,740,288	18,721,329
Incremental shares arising from outstanding stock options	87,960	41,843	51,204	43,373

Total weighted average number of diluted shares outstanding (b)	18,852,536	18,712,677	18,791,492	18,762,702

Income from continuing operations (c)	3,149	2,898	16,413	10,000

Loss from discontinued operations (d)	—	(3,416)	(424)	(5,104)

Earnings (loss) for common stock (e)	$3,144	$(523)	$15,974	$4,881

Basic earnings (loss) per share:
Continuing operations (c)/(a)	$0.17	$0.16	$0.88	$0.53
Discontinued operations (d)/(a)	—	(0.18)	(0.02)	(0.27)
Earnings (loss) per share (e)/(a)	0.17	(0.03)	0.85	0.26
Diluted earnings (loss) per share:
Continuing operations (c)/(b)	0.17	0.15	0.87	0.53
Discontinued operations (d)/(b)	—	(0.18)	(0.02)	(0.27)
Earnings (loss) per share (e)/(b)	0.17	(0.03)	0.85	0.26